EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 31, 2011, relating to the consolidated financial statements of Colombia Energy Resources, Inc., f/k/a Colombia Clean Power & Fuels, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph regarding uncertainty about Colombia Energy Resources, Inc.’s ability to continue as a going concern), which appears in Colombia Energy Resources, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2010.

/s/ Burr Pilger Mayer, Inc.
San Francisco, California
December 9, 2011